Exhibit 99.1

Press Release
Gulfport Energy Corporation Reports Second Quarter 2021 Financial and Operating Results

OKLAHOMA CITY (August 5, 2021) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three months and six months ended June 30, 2021 and provided its 2021 development plan and financial guidance.

Second Quarter 2021 Highlights(1)

•	Emerged from restructuring process on May 17, 2021

•	Right-sized firm transportation commitments and negotiated new, cost-competitive midstream agreements to better align with operating plan

•	Reduced total debt by more than $1.2 billion and reduced annual cash interest expense by over $90 million

•	Reported $87.3 million of Net Cash Provided by Operating Activities

•	Delivered $74.4 million of Free Cash Flow (non-GAAP measure)

2021 Full Year Forecast

•	Intend to invest $290 million to $310 million of capital

•	Expect to deliver full year net production of 975 MMcfe to 1,000 MMcfe per day

•	Forecast to reduce total per unit expense(2) by more than 23% when compared to 2020

•	Plan to generate approximately $290 million to $310 million of Free Cash Flow (non-GAAP measure)

“During the second quarter 2021, we emerged from our restructuring process with a continuous improvement mindset, focused on cost effective production and capital discipline, supported by a strong balance sheet. We are fully committed to safely executing in the field and improving our Environmental, Social and Governance performance. We flattened our corporate structure, reduced overhead and are focused on optimizing our development program to deliver the highest returns possible to our investors,” commented Tim Cutt, Interim CEO of Gulfport.

“We plan to develop our assets in a disciplined manner, investing approximately $300 million of capital to deliver 1.0 Bcfe per day of production and targeting sustainable cash flow generation of roughly $300 million per year. We believe that our ability to deliver substantial free cash flow, with top-quartile operating costs and leverage, provides a unique opportunity for investors.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.

Second quarter highlights and full year outlook reflect the combination of Successor and Predecessor company results, unless otherwise noted. The Company refers to the post-emergence reorganized company as the Successor for periods subsequent to May 18, 2021, and to the pre-emergence company as the Predecessor for periods on or prior to May 17, 2021.

2.	Includes lease operating expense, midstream transportation, gathering and processing expense, taxes other than income, recurring general and administrative expense and interest.

Fresh Start Accounting and Predecessor and Successor Periods

On May 17, 2021 (“Emergence Date”), Gulfport successfully completed its restructuring process and emerged from Chapter 11 protection. In connection with the Company’s emergence from bankruptcy, the Company qualified for and applied fresh start accounting on the Emergence Date. As a result of the application of fresh start accounting, the consolidated financial statements after May 17, 2021, are not comparable with the consolidated financial statements on or prior to that date. References to “Successor” refer to the Gulfport entity after emergence from bankruptcy on the Emergence Date. References to “Predecessor” refer to the Gulfport entity prior to emergence from bankruptcy.

2020 Corporate Sustainability Report

Gulfport today released its 2020 Corporate Sustainability Report. The report highlights Gulfport’s commitment to environmental excellence, managing and reducing risks, and our commitment to the well-being of our employees and the communities in which we operate. The report is available at gulfportenergy.com/sustainability.

Operational Update

For the second quarter of 2021, the Company spud one gross operated well in the Utica with a planned lateral length of 12,100 feet and two gross operated wells in the SCOOP with planned lateral lengths of 9,700 feet. In addition, Gulfport turned-to-sales two gross operated wells in the Utica and eight gross operated wells in the SCOOP. The average lateral length for the wells turned-to-sales was approximately 13,000 feet in the Utica and 9,300 feet in the SCOOP.

Gulfport’s net daily production for the second quarter of 2021 averaged 989.1 MMcfe per day, primarily consisting of 744.3 MMcfe per day in the Utica and 244.4 MMcfe per day in the SCOOP. For the second quarter of 2021, Gulfport’s net daily production mix was comprised of approximately 91% natural gas, 6% natural gas liquids (“NGL”) and 3% oil.

	Non-GAAP Combined	Predecessor
	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020
Production
Natural gas (Mcf/day)	895,101	933,936
Oil and condensate (Bbl/day)	4,971	4,577
NGL (Bbl/day)	10,687	10,945

Total (Mcfe/day)	989,053	1,027,065

Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$2.71	$1.66
Impact from settled derivatives ($/Mcf)	(0.12)	0.99

Average price, including settled derivatives ($/Mcf)	$2.59	$2.65

Oil:
Average price without the impact of derivatives ($/Bbl)	$62.95	$20.14
Impact from settled derivatives ($/Bbl)	—	97.12

Average price, including settled derivatives ($/Bbl)	$62.95	$117.26

NGL:
Average price without the impact of derivatives ($/Bbl)	$29.89	$10.29
Impact from settled derivatives ($/Bbl)	—	—

Average price, including settled derivatives ($/Bbl)	$29.89	$10.29

Total:
Average price without the impact of derivatives ($/Mcfe)	$3.09	$1.70
Impact from settled derivatives ($/Mcfe)	(0.11)	1.33

Average price, including settled derivatives ($/Mcfe)	$2.98	$3.03

Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.12	$0.14
Taxes other than income ($/Mcfe)	$0.10	$0.07
Transportation, gathering, processing and compression expense ($/Mcfe)	$1.07	$1.22
Recurring general and administrative expenses ($ millions) (non-GAAP)	$0.12	$0.16
Interest expenses ($/Mcfe)	$0.13	$0.35

Capital Investment

Capital investment was $67.8 million (on an incurred basis) for the second quarter of 2021, of which $67.6 million related to drilling and completion (“D&C”) activity and $0.2 million related to leasehold and land investment.

For the six-month period ended June 30, 2021, capital investment was $140.5 million (on an incurred basis), of which $136.2 million related to D&C activity and $4.3 million to leasehold and land investment.

Financial Position and Liquidity

As of June 30, 2021, the Company had $9.4 million of cash and cash equivalents, $105.0 million of borrowings under its revolving credit facility, $180.0 million of borrowings under its term loan, $114.8 million of letters of credit outstanding and $550 million of outstanding 2026 senior notes. The Company was in compliance with the covenants under its credit agreement.

The Company’s liquidity at June 30, 2021 totaled approximately $150 million, comprised of the $9.4 million of cash and cash equivalents and approximately $141 million of available borrowing capacity under our revolving credit facility, after adjusting for the $40 million liquidity blocker.

On June 30, 2021, the company paid dividends on its New Preferred Stock, which included 1,006 shares of New Preferred Stock paid in kind and approximately $25,000 of cash-in-lieu of fractional shares.

2021 Development Plan and Financial Guidance

Gulfport released operational guidance and outlook for the full year 2021, including full-year expense estimates and projections for production and capital expenditures. Gulfport’s 2021 guidance assumes commodity strip prices as of July 7, 2021, adjusted for applicable commodity and location differentials, and no property acquisitions or divestitures.

	Year Ending
	12/31/21
	Low	High
Production
Average Daily Gas Equivalent (MMcfepd)	975	1,000
% Gas	~90%

Realizations (before hedges)
Natural Gas (Differential to NYMEX Settled Price) ($/Mcf)	$(0.10)	$(0.20)
NGL (% of WTI)	45%	50%
Oil (Differential to NYMEX WTI) ($/Bbl)	$(3.00)	$(4.00)

Operating Costs
Lease operating expense ($/Mcfe)	$0.13	$0.15
Taxes other than income ($/Mcfe)	$0.11	$0.13
Transportation, gathering, processing and compression(1) ($/Mcfe)	$0.92	$0.96
Recurring general and administrative(2,3) (in millions)	$45	$47

(1)	Assumes rejection of TC Energy & Rover firm transportation agreements.
(2)	Recurring G&A includes capitalization. It excludes non-cash stock compensation and expenses related to certain legal and restructuring charges.

	Total
Capital Expenditures (incurred)	(in millions)
D&C	$270	$290
Leasehold and Land	$20

Total	$290	$310

Free Cash Flow(3)	$290	$310

(3)	This is a non-GAAP measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Derivatives

The following below details Gulfport’s hedging positions as of August 5, 2021:

	3Q2021	4Q2021	2021(1)	2022
Natural Gas Contract Summary (NYMEX):
Fixed Price Swaps
Volume (BBtupd)	245	198	222	141
Weighted Average Price ($/MMBtu)	$2.75	$2.85	$2.79	$2.88

Fixed Price Collars
Volume (BBtupd)	540	610	575	407
Weighted Average Floor Price ($/MMBtu)	$2.56	$2.59	$2.58	$2.58
Weighted Average Ceiling Price ($/MMBtu)	$2.91	$3.02	$2.97	$2.91

Fixed Price Calls Sold
Volume (BBtupd)	—	—	—	153
Weighted Average Price ($/MMBtu)	$—	$—	$—	$2.90

Rex Zone 3 Basis
Volume (BBtupd)	50	83	67	25
Differential ($/MMBtu)	$(0.23)	$(0.12)	$(0.16)	$(0.10)

Oil Contract Summary (WTI):
Fixed Price Swaps
Volume (Bblpd)	3,500	3,000	3,250	2,104
Weighted Average Price ($/Bbl)	$57.09	$57.67	$57.35	$66.23

Fixed Price Collars
Volume (Bblpd)	—	—	—	1,500
Weighted Average Floor Price ($/Bbl)	$—	$—	$—	$55.00
Weighted Average Ceiling Price ($/Bbl)	$—	$—	$—	$60.00

NGL Contract Summary:
C3 Propane Fixed Price Swaps
Volume (Bblpd)	3,100	3,100	3,100	496
Weighted Average Price ($/Bbl)	$27.80	$27.80	$27.80	$27.30

(1)	July 1 - December 31, 2021

Second Quarter 2021 Conference Call

Gulfport will host a teleconference and webcast to discuss its second quarter of 2021 results beginning at 9:00 a.m. ET (8:00 a.m. CT) on Friday, August 6, 2021.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from August 6, 2021 to August 20, 2021, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13721683.

Financial Statements and Guidance Documents

Second quarter of 2021 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements, and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com/.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com/.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in Eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, the rejection of certain midstream contracts and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2020 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.ir.gulfportenergy.com/all-sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls. Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550

Media Contact

Reevemark

Hugh Burns / Paul Caminiti / Nicholas Leasure

212-433-4600